Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Kingstone Companies, Inc. on Form S-8 of our report dated April 1, 2013, with respect to our audit of the consolidated financial statements of Kingstone Companies, Inc. as of December 31, 2012 and for the year ended December 31, 2012 appearing in the Annual Report on Form 10-K of Kingstone Companies, Inc. for the year ended December 31, 2012.

/s/ Marcum llp

Marcum llp
Melville, NY
September 24, 2013